Exhibit 4

                           CERTIFICATE OF AMENDMENT
                              OF THE CERTIFICATE
                                      OF
                                INCORPORATION
                                      OF
                                  AMBI INC.
                   (Pursuant to Sections 502 and 805 of the
                      New York Business Corporation Law)

         1. The name of the corporation is AMBI Inc. The name under which it was formed is Applied Micro Biology, Inc.

         2. The date its certificate of incorporation was filed by the Department of State is June 29, 1983.

         3. The certificate of incorporation is hereby amended by the addition of the following new Article Sixteenth, which states the number, designation, relative rights, preferences, and limitations which have been fixed by resolution of the corporation's board of directors for shares of the Series D Convertible Preferred Stock:

                  "ARTICLE Sixteenth: There is hereby created a series of the Preferred Stock of this corporation to consist of 100,000 of the 5,000,000 shares of Preferred Stock, $.01 par value per share, which this corporation now has authority to issue. All references to Sections in this Article Sixteenth shall refer to the Sections contained in this Article Sixteenth.

                          I.  DESIGNATION AND AMOUNT

         The designation of this series, which consists of 100,000 shares of Preferred Stock, is the Series D Convertible Preferred Stock (the "Series D Preferred Stock") and the face amount shall be One Hundred U.S. Dollars ($100.00) per share (the "Face Amount").

                              II.  NO DIVIDENDS

         The Series D Preferred Stock will bear no dividends, and the holders of the Series D Preferred Stock shall not be entitled to receive dividends on the Series D Preferred Stock.

                          III.  CERTAIN DEFINITIONS

         For purposes of this Article Sixteenth, the following terms shall have the following meanings:

         A. "Closing Bid Price" means, for any security as of any date, the closing bid price



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of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series D Preferred Stock if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series D Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

         B. "Conversion Date" means, for any Optional Conversion, the date specified in the notice of conversion in the form attached hereto (the "Notice of Conversion"), so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before Midnight, New York City time, on the Conversion Date indicated in the Notice of Conversion. If the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation. The Conversion Date for the Required Conversion at Maturity shall be the Maturity Date (as such terms are defined in Paragraph D of Section IV).

         C. "Conversion Percentage" shall have the following meaning and shall be subject to adjustment as provided herein:


If the Conversion Date is:
                                                           Then the Conversion Percentage is:
Prior to February 2, 1998                                                     87%

On or after February 2, 1998                                                  83%
but prior to May 3, 1998

On or after May 3, 1998                                                       79%
but prior to August 1, 1998

On or after August 1, 1998                                                    75%



Notwithstanding the foregoing, the Conversion Percentage at all times following the occurrence of any Major Event shall equal seventy-five percent (75%).

         D. "Conversion Price" means, (a) with respect to any Conversion Date occurring prior to the earlier of November 4, 1997 or a Major Event, the Fixed Conversion Price and (b) with respect to any Conversion Date occurring on or after the earlier of November 4, 1997 or a Major Event, the lower of the Fixed Conversion Price and the Variable Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

         E. "Fixed Conversion Price" means $2.49557 and shall be subject to adjustment as provided herein.

         F.       "Major Event" means the occurrence of any of the following:
(a) the merger, consolidation or other business combination of the Corporation with any other entity (other than a merger, consolidation or business combination pursuant to which the Company's voting stock immediately preceding such transaction (together with any securities received in exchange for such voting stock in the transaction) entitle the holders thereof to at least fifty percent (50%) of the aggregate voting power of all of the capital stock of the entity surviving such transaction); (b) any person, entity or "group" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, acquires, directly or indirectly, beneficial ownership of fifty percent (50%) or more of the voting power of the Corporation's outstanding capital stock; (c) individuals who on May 6, 1997 constituted the Corporation's Board of Directors (together with any new directors whose election by the stockholders of the Corporation was approved or who were elected by a vote of at least 66_% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Corporation's Board of Directors then in office; or (d) Fredric D. Price ceasing to be the Chief Executive Officer of the Corporation prior to the earlier of (i) May 8, 1998 or (ii) the trading day following the Corporation's public announcement that the Corporation achieved positive Operating Income (as defined below) for one fiscal quarter commencing on or after July 1, 1997 (provided such announcement is not determined to be in error). As used herein, "Operating Income" for any fiscal quarter means the Corporation's Operating Income as reported on the Company's quarterly report on Form 10-Q or annual report on Form 10-K for such fiscal quarter and as determined in accordance with generally accepted accounting principles consistently applied.

         G. "N" means the number of days from, but excluding, the date of the issuance of such share of Series D Preferred Stock through and including the Conversion Date for such share of Series D Preferred Stock.


         H.       "Premium" means an amount equal to (.06)x(N/365)x(100).

         I. "Variable Conversion Price" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage then in effect by the average of the Closing Bid Prices for the Corporation's Common Stock, par value $.005 per share ("Common Stock") for the ten (10) consecutive trading days ending on the trading day immediately preceding such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such ten (10) trading day period), and shall be subject to adjustment as provided herein.

                               IV.  CONVERSION

         A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Section IV, each holder of shares of Series D Preferred Stock may, at any time and from time to time after August 5, 1997, convert (an "Optional Conversion") each of its shares of Series D Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                              100 + the Premium
                              -----------------
                               Conversion Price

         B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation or the transfer agent for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series D Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall immediately send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed (subject to the requirements of Section XIV.B).

                  (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates from a holder of Series D Preferred Stock accompanied by a Notice of Conversion, the Corporation shall, no later than the second business day following the later of (a) the Conversion Date and
(b) the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section XIV.B) (the "Delivery Period"), issue and deliver or cause its transfer agent to issue and deliver to the holder (x) that number of shares of Common Stock issuable upon conversion of such shares of Series D Preferred Stock being converted and (y) a certificate representing the number of shares of Series D Preferred Stock not being converted, if any.

                  (ii) Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series D Preferred Stock.

                  (iii) No Fractional Shares. If any conversion of Series D Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock shall be the next higher whole number of shares.

                  (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results as soon as practicable after the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

         C. Limitations on Conversions. The conversion of shares of Series D Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

                  (i) Cap Amount. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded (whether because the Corporation has obtained requisite shareholder approval or otherwise), in no event shall the total number of shares of Common Stock issued upon conversion of the Series D Preferred Stock exceed the maximum number of shares of Common Stock that the Corporation can so issue without the approval of its common stockholders pursuant to Rule 4460(i) of the Nasdaq National Market ("Nasdaq") (or any successor rule) (the "Cap Amount"). The Cap Amount shall be allocated pro-rata to the holders of Series D Preferred Stock as provided in Section XIV.C. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Section VII.


                  (ii) No Five Percent Holders. Except in a Required Conversion at Maturity pursuant to Section IV.D, in no event shall a holder of shares of Series D Preferred Stock be entitled to receive shares of Common Stock upon a conversion to the extent that, if converted with respect to a holder thereof, such holder would beneficially own in excess of 4.9% of the outstanding shares of Common Stock. To the extent the above limitation applies, the determination of whether and which shares of Series D Preferred Stock shall be convertible (vis-a-vis other securities owned by such holder) shall be in the sole discretion of the holder thereof and submission of shares of Series D Preferred Stock for conversion shall be deemed to be the holder's determination of whether and which shares of Series D Preferred Stock are convertible (vis-a-vis other securities owned by such holder), subject to the aggregate percentage limitation. No prior inability to convert shares of Series D Preferred Stock pursuant to this subparagraph (ii) shall have any effect on the applicability of the provisions of this subparagraph (ii) with respect to any subsequent determination of convertibility. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder. The restriction contained in this subparagraph (ii) shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the Common Stock and each holder of Series D Preferred Stock shall approve such alteration, amendment, deletion or change.

         D. Required Conversion at Maturity. Subject to the limitations set forth in Paragraph C(i) of this Section IV and provided all shares of Common Stock issuable upon conversion of all outstanding shares of Series D Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended (the "Securities Act") for resale by the holders of such shares of Series D Preferred Stock and (iii) eligible to be traded on either the Nasdaq, the Nasdaq Small Cap Market ("Small Cap"), the New York Stock Exchange or the American Stock Exchange, each share of Series D Preferred Stock issued and outstanding on May 8, 1999 (the "Maturity Date") (and any accrued and unpaid Conversion Default Payments), automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formulas set forth in Paragraph A of this Section IV (the "Required Conversion at Maturity"). If the Required Conversion at Maturity occurs, the Corporation and the holders of Series D Preferred Stock shall follow the applicable conversion procedures set forth in Paragraph B of this Section IV; provided, however, that the holders of Series D Preferred Stock are not required to deliver a Notice of Conversion to the Corporation or its transfer agent.

                  V.  RESERVATION OF SHARES OF COMMON STOCK

         A. Reserved Amount. Upon the initial issuance of the shares of Series D Preferred Stock, the Corporation shall reserve 8,700,000 shares of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series D Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Series D Preferred Stock outstanding at the then current Conversion Price. The Reserved Amount shall be allocated to the holders of Series D Preferred Stock as provided in Section XIV.C.

         B. Increases to Reserved Amount. If the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Authorization Trigger Date") shall be less than 135% of the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock on such trading days, the Corporation shall promptly notify the holders of Series D Preferred Stock of such occurrence and shall use its best efforts (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series D Preferred Stock. In the event the Corporation fails to so increase the Reserved Amount within ninety (90) days after an Authorization Trigger Date, each holder of Series D Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Section VIII.C) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Section VIII.B), a portion of the holder's Series D Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount exceeds 135% of the total number of shares of Common Stock issuable to such holder upon conversion of its Series

D Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of a Redemption Notice, then such holder shall be entitled to the remedies provided in Section VIII.C.

                     VI.  FAILURE TO SATISFY CONVERSIONS

         A. Conversion Default Payments. If, at any time, (x) a holder of shares of Series D Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Sections V and VII) to deliver, on or prior to the fourth business day following the expiration of the Delivery Period for such conversion, such number of freely tradeable shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides notice to any holder of Series D Preferred Stock at any time of its intention not to issue freely tradeable shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Article Sixteenth (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) (each of (x)

and (y) being a "Conversion Default"), then the Corporation shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, payments for the first ten (10) business days following the expiration of the Delivery Period, in the case of a Conversion Default described in clause (x), and for the first ten (10) business days following a Conversion Default described in clause (y), an amount equal to $500 per day. In the event any Conversion Default continues beyond such ten (10) business day period, the Corporation shall pay to the holder an additional amount equal to:

                    (.24) x (D/365) x (the Default Amount)

where:

         "D" means the number of days after the expiration of the ten (10) business day period described above through and including the Default Cure Date;

         "Default Amount" means (i) the total Face Amount of all shares of Series D Preferred Stock held by such holder plus (ii) the total accrued Premium as of the first day of the Conversion Default on all shares of Series D Preferred Stock included in clause (i) of this definition; and

         "Default Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Corporation effects the conversion of the full number of shares of Series D Preferred Stock and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Corporation begins to issue freely tradeable Common Stock in satisfaction of all conversions of Series D Preferred Stock in accordance with
Section IV.A.

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         The payments to which a holder shall be entitled pursuant to this
Paragraph A are referred to herein as "Conversion Default Payments." A holder may elect to receive accrued Conversion Default Payments in cash or to convert all or any portion of such accrued Conversion Default Payments, at any time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Default through the Conversion Date for such conversion. In the event a holder elects to receive any Conversion Default Payments in cash, it shall so notify the Corporation in writing. Such payment shall be made in accordance with and be subject to the provisions of Section XIV.E. In the event a holder elects to convert all or any portion of the Conversion Default Payments into Common Stock, the holder shall indicate on a Notice of Conversion such portion of the Conversion Default Payments which such holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of Section IV.

         B. Adjustment to Conversion Price. If a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series D Preferred Stock for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Sections V and
VII), then the Fixed Conversion Price in respect of any shares of Series D Preferred Stock held by such holder shall thereafter be the lesser of (i) the Fixed Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the day such shares of Common Stock are delivered to the holder. If there shall occur a Conversion Default of the type described in clause (y) of Section VI.A., then the Fixed Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and including the Default Cure Date. The Fixed Conversion Price shall thereafter be subject to further adjustment for any events described in Section XI.

         C. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series D Preferred Stock and (ii) after the applicable Delivery Period with respect to such conversion, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the shares of Common Stock (the "Sold Shares") which such holder anticipated receiving upon such conversion (a "Buy-In"), the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification indicating any amounts payable to such holder pursuant to this Paragraph C. The Corporation shall make any payments required pursuant to this Paragraph C in accordance with and subject to the provisions of Section XIV.E.

         D. Redemption Right. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Sections V and VII) to issue shares of Common Stock within ten (10) business days after the expiration of the Delivery Period with respect to any conversion of Series D Preferred Stock, then the holder may elect at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Redemption Notice (as defined in Section VIII.C) to the Corporation, to have all or any portion of such holder's outstanding shares of Series D Preferred Stock purchased by the Corporation for cash, at an amount per share equal to the Redemption Amount (as defined in Section VIII.B). If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of a Redemption Notice, then such holder shall be entitled to the remedies provided in Section VIII.C.

       VII. INABILITY TO CONVERT SHARES OF SERIES D PREFERRED STOCK DUE
                                TO CAP AMOUNT

         A. Redemption Right. At any time and from time to time during any period (if any) that the then unissued portion of any holder's Cap Amount is less than the number of shares of Common Stock then issuable upon conversion of such holder's shares of Series D Preferred Stock, such holder of Series D Preferred Stock shall have the option, exercisable in whole or in part by delivery of a Redemption Notice (as defined in Section VIII.C) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Section VIII.B), a portion of the holder's Series D Preferred Stock such that, after giving effect to such purchase, the then unissued portion of such holder's Cap Amount on the date of such Redemption Notice equals 100% of the total number of shares of Common Stock then issuable to such holder upon conversion of its Series D Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of a Redemption Notice, then such holder shall be entitled to the remedies provided in Section VIII.C.


         B. Remedies. If the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of Series D Preferred Stock to any holder because such issuance would exceed the then unissued portion of such holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self- regulatory organization with jurisdiction over the Corporation or its securities, any holder who is so prohibited from converting its Series D Preferred Stock may elect to require, with the consent of holders of at least fifty percent (50%) of the outstanding shares of Series D Preferred Stock (including any shares of Series D Preferred Stock held by the requesting holder), the

Corporation to terminate the listing of its Common Stock on the Nasdaq National Market ("Nasdaq") (or any other stock exchange, interdealer quotation system or trading market) and to cause its Common Stock to be eligible for trading on SmallCap or on the over-the-counter electronic bulletin board (but only if such action will permit the issuance of the shares of Common Stock issuable upon conversion of all of the then outstanding Series D Preferred Stock without violating any of the rules of such trading market (i.e., Small Cap or the over-the-counter electronic bulletin board)), at the option of the requesting holder.

                   VIII.  REDEMPTION DUE TO CERTAIN EVENTS

         A. Redemption by Holder. In the event (each of the events described in clauses (i)- (v) below after expiration of the applicable cure period (if any) being a "Redemption Event"):

                  (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX"), Nasdaq or SmallCap for an aggregate of ten (10) trading days in any nine (9) month period;

                  (ii) the Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement, dated as of May 8, 1997, by and among the Corporation and the other signatories thereto (the "Registration Rights Agreement"), has not been declared effective by November 15, 1997 or such Registration Statement, after being declared effective, cannot be utilized by the holders of Series D Preferred Stock for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than thirty (30) days;

                  (iii) the Corporation fails, and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series D Preferred Stock upon conversion of the Series D Preferred Stock as and when required by this Article Sixteenth, the Securities Purchase Agreement (the "Securities Purchase Agreement") dated as of May 8, 1997 by and among the Corporation and the Purchasers of the Corporation's Series D Preferred Stock or the Registration Rights Agreement;

                  (iv) the Corporation provides notice to any holder of Series D Preferred Stock, including by way of public announcement, at any time, of its intention not to, or otherwise refuses to, issue shares of Common Stock to any holder of Series D Preferred Stock upon conversion in accordance with the terms of this Article Sixteenth (other than due to the circumstances contemplated by Sections V or VII for which the holders shall have the remedies set forth in such Sections);

                  (v) the Corporation shall engage in any merger, consolidation, exchange offer or sale of all or substantially of its assets or any other business combination pursuant to which the surviving or successor entity is not a publicly traded corporation whose common stock is listed for trading on the Nasdaq, NYSE or AMEX (or SmallCap if the Corporation's Common Stock was listed on SmallCap at the time of such merger, consolidation, exchange offer, sale or business combination); then, upon the occurrence of any such Redemption Event, each holder of shares of Series D Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Paragraph C below) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series D Preferred Stock held by such holder for an amount per share, in the case of a Redemption Event described in clauses (i)-(iv) above equal to the Redemption Amount (as defined in Paragraph B below), or in the case of a Redemption Event described in clause (v) above, equal to the Benefit of the Bargain (as defined in Paragraph D below), in each case as in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii),
(iv) or (v) above shall immediately constitute a Redemption Event and there shall be no cure period.

         B. Definition of Redemption Amount. The "Redemption Amount" with respect to a share of Series D Preferred Stock means an amount equal to:

                                      V
                                --------------        X        M
                                     C P

where:

         "V" means the face amount thereof plus the accrued Premium thereon and all Conversion Default Payments (if any) with respect thereto through the date of redemption;

         "CP" means the Conversion Price in effect on the date of the Redemption Notice; and

         "M" means the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date of the Redemption Notice and ending on the date of the redemption.

         C. Redemption Defaults. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series D Preferred Stock within five (5) business days of its receipt of a notice requiring such redemption (a "Redemption Notice"), then the holder of Series D Preferred Stock delivering such Redemption Notice (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date of the Redemption Notice until the date of redemption hereunder, and (ii) shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Section IV) all or any portion of the Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion

Price in effect during the period beginning on the date of the Redemption Notice and ending on the Conversion Date with respect to the conversion of such Redemption Amount. In the event the Corporation is not able to redeem all of the shares of Series D Preferred Stock subject to Redemption Notices, the Corporation shall redeem shares of Series D Preferred Stock from each holder pro rata, based on the total number of shares of Series D Preferred Stock included by such holder in the Redemption Notice relative to the total number of shares of Series D Preferred Stock in all of the Redemption Notices.

         D.       Redemption by Corporation.

                  (i) The Corporation shall have the right, at any time following the first anniversary of the date of the First Closing under the Securities Purchase Agreement (the "First Closing Date"), and provided the Corporation is not in material violation of any of its obligations under this Article Sixteenth, the Securities Purchase Agreement or the Registration Rights Agreement, to redeem (an "Optional Redemption") all or any portion of the then outstanding Series D Preferred Stock (other than Series D Preferred Stock which is the subject of a Notice of Conversion delivered prior to the delivery date of the Optional Redemption Notice (as defined in subparagraph (iii) below)) for the Optional Redemption Amount (as defined below), which right shall be exercisable one time while any Series D Preferred Stock is outstanding by the Corporation in its sole discretion by delivery of an Optional Redemption Notice in accordance with the redemption procedures set forth below. Any Optional Redemption pursuant to this Paragraph D shall be made ratably among the holders of Series D Preferred Stock in proportion to the number of shares of Series D Preferred Stock then outstanding. Holders of Series D Preferred Stock may convert all or any part of their shares of Series D Preferred Stock selected for redemption hereunder into Common Stock in accordance with the provisions of Section IV at any time prior to the Effective Date of Redemption as defined in subparagraph
(iii). The "Optional Redemption Amount" with respect to each share of Series D Preferred Stock means the greater of (a) 130% multiplied by the sum of (I) the Face Amount thereof plus (II) the accrued Premium thereon and all Conversion Default Payments (if any) with respect thereto through the date of redemption, and (b) the Benefit of the Bargain (as defined below).

                  (ii) The "Benefit of the Bargain" with respect to a share of Series D Preferred Stock means an amount equal to:

                                      V
                                --------------        X        M
                                     C P


where:


         "V" means the face amount thereof plus the accrued Premium thereon and all Conversion Default Payments (if any) with respect thereto through the date of redemption;

         "CP" means the Conversion Price in effect on the date of the Redemption Notice; and

         "M" means the last reported sale price of the Corporation's Common Stock on the trading day immediately preceding the date of the Optional Redemption Notice as reported by Bloomberg.

                  (iii) The Corporation may not deliver an Optional Redemption Notice to a holder of Series D Preferred Stock unless on or prior to the date of delivery of such Optional Redemption Notice, the Corporation shall have deposited with its transfer agent in the United States or another escrow agent reasonably acceptable to holders of a majority of the outstanding shares of Series D Preferred Stock, as a trust fund, cash sufficient in amount to pay all amounts to which the holders of Series D Preferred Stock are entitled upon such redemption pursuant to subparagraph (i) of this Paragraph D, with irrevocable instructions and authority to such transfer agent or escrow agent to complete the redemption thereof in accordance with this Paragraph D. Any Optional Redemption Notice delivered in accordance with the immediately preceding sentence shall be accompanied by a statement executed by a duly authorized officer of its transfer agent or escrow agent, certifying the amount of funds which have been deposited with such transfer agent or escrow agent and that the transfer agent or escrow agent has been instructed and agrees to act as redemption agent hereunder.

                  (iv) The Corporation shall effect each redemption under this
Section VIII.D by giving at least twenty (20) business days but not more than thirty (30) business days prior written notice (the "Optional Redemption Notice") of the date which such redemption is to become effective (the "Effective Date of Redemption"), the shares of Series D Preferred Stock selected for redemption and the Optional Redemption Amount to (i) the holders of Series D Preferred Stock selected for redemption at the address and facsimile number of such holder appearing in the Corporation's register for the Series D Preferred Stock and (ii) the transfer agent for the Common Stock, which Optional Redemption Notice shall be deemed to have been delivered on the business day after the Corporation's fax (with a copy sent by overnight courier to the holders of Series D Preferred Stock) of such notice to the holders of Series D Preferred Stock.

                  (v) The Optional Redemption Amount shall be paid to the holder of the Series D Preferred Stock being redeemed within three (3) business days of the Effective Date of Redemption; provided, however, that the Corporation shall not be obligated to deliver any portion of the Optional Redemption Amount until either the certificates evidencing the Series D Preferred Stock being redeemed are delivered to the office of the Corporation or the transfer agent, or the holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Section XIV.B hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Series D Preferred Stock being redeemed are not delivered to the Corporation or the transfer agent prior to the third business day following the Effective Date of Redemption, the redemption of the Series D Preferred Stock pursuant to this Section VIII.D shall still be deemed effective as of the Effective Date of Redemption and the Optional Redemption Amount shall be paid to the holder of Series D Preferred Stock being redeemed within five (5) business days of the date the certificates evidencing the Series D Preferred Stock being redeemed are actually delivered to the Corporation or the transfer agent.

                  (vi) Notwithstanding the provisions of Section IV hereof, if on the Conversion Date for any Optional Conversion, the Closing Bid Price of the Corporation's Common Stock is less than $1.13435 (subject to equitable adjustments for stock splits, stock dividends, reclassifications or similar events), then the Corporation may, at its option, by the delivery of written notice to such holder within one (1) business day of its receipt of the Conversion Notice for such Optional Conversion, elect to redeem the shares of Series D Preferred Stock which are the subject of such Conversion Notice at a price per share equal to the Optional Redemption Amount in lieu of converting such shares to Common Stock. Each holder of Series D Preferred Stock shall have the right, by sending a written request to the Corporation, to require the Corporation to provide advance written notice to such holder stating whether the Corporation will elect to exercise its redemption rights pursuant to this paragraph (vi) in respect of all or any portion of any conversions which would otherwise be made within the next thirty
(30) day period. The Corporation shall have two (2) business days from receipt of such request to reply in writing to such holder. In the event the Corporation either fails to so reply or replies that it will not elect to exercise such redemption rights, the Corporation shall forfeit its rights to redeem shares of Series D Preferred Stock pursuant to this paragraph (vi) during the thirty (30) day period immediately following the expiration of the Corporation's reply period or receipt of such election not to redeem, as the case may be. In the event the Corporation notifies a holder of its intention to redeem shares of Series D Preferred Stock pursuant to this paragraph (vi) and such holder delivers a Conversion Notice at any time during which the Corporation has redemption rights pursuant to this paragraph (vi) and the Corporation, prior to the date of such Conversion Notice, has not provided such holder with written notice that it no longer intends to exercise its redemption rights pursuant to this paragraph (vi), the Corporation shall, no later than five (5) business days from the date of such Conversion Notice, pay to such holder the Optional Redemption Amount for each share of Series D Preferred Stock which is covered by such Conversion Notice.


                  (vii) If the Corporation fails to pay, when due and owing, any Optional Redemption Amount, then the holder of Series D Preferred Stock entitled to receive such Optional Redemption Amount shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of paragraph A of Section IV) any or all of the shares of Series D Preferred Stock which are the subject of such redemption, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date the Corporation elected to redeem such shares of Series D Preferred Stock and ending on the twentieth trading day following either the Conversion Date which gave rise to the right of redemption (in the case of a redemption pursuant to subparagraph (vi) of this Paragraph D) or the Effective Date of Redemption (in the case of an Optional Redemption), as the case may be. In addition, if the Corporation fails to pay an Optional Redemption Amount when due and owing, the Corporation shall thereafter forfeit its rights under this Paragraph D to effect any redemption with respect to any or all issued and outstanding shares of Series D Preferred Stock, and shall pay the holder interest on such Optional Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date the Corporation elected to redeem such shares of Series D Preferred Stock until the date on which such Series D Preferred Stock is redeemed by the Corporation.

                                  IX.  RANK

         Subject to the provisions of Section XIII.(g) hereof, all shares of the Series D Preferred Stock shall rank (i) prior to the Corporation's Common Stock, 1992 Redeemable Preferred Stock, par value $.01 per share (the "1992 Preferred Stock"), and Series C Preferred Stock, par value $.01 per share ("Series C Preferred Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created other than Permitted Pari Passu Securities (as defined below) (unless, with the consent of the holders of Series D Preferred Stock obtained in accordance with Section XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series D Preferred Stock) (collectively, with the Common Stock, 1992 Preferred Stock and Series C Preferred Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series D Preferred Stock and issued exclusively to a strategic partner in connection with the consummation by the Corporation and such strategic partner of a transaction the primary purpose of which is not to raise capital and which is material to the Corporation ("Permitted Pari Passu Securities"); (iv) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series D Preferred Stock obtained in accordance with
Section XIII hereof) specifically ranking, by its terms, on parity with the Series D Preferred Stock (collectively, with the Permitted Pari Passu Securities, the "Pari Passu Securities"); and (v) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series D Preferred Stock obtained in accordance with Section XIII hereof) specifically ranking, by its terms, senior to the Series D Preferred Stock (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                          X.  LIQUIDATION PREFERENCE

         A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series D Preferred Stock shall have received the Liquidation

Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series D Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series D Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

         B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

         C. The "Liquidation Preference" with respect to a share of Series D Preferred Stock means an amount equal to the Face Amount thereof plus the accrued Premium thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in this Certificate of Incorporation.

                   IX. ADJUSTMENTS TO THE CONVERSION PRICE

         The Conversion Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If at any time on or after the First Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. Adjustment Due to Major Announcement. In the event the Corporation at any time after the First Closing Date (i) makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's Common Stock (the date of the announcement referred to in clause (i) or (ii) of this Paragraph B is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the eleventh trading day following the earlier of the consummation of the proposed transaction or tender offer, exchange offer or another transaction or the Abandonment Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price determined in accordance with Section III.D on the Conversion Date set forth in the Notice of Conversion for the Optional Conversion. From and after the eleventh trading day following the Abandonment Date, the Conversion Price shall be determined as set forth in Section III.D. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or another transaction for which a public announcement as contemplated by this Paragraph B has been made, the date upon which the

Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this Paragraph B to become operative.

         C. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the First Closing Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, then the holders of Series D Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock immediately theretofore issuable, such shares of stock, securities and/or other property as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore issuable upon conversion (without giving effect to the limitations contained in Section IV.C) had such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series D Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any transaction described in this Paragraph C unless (i) each holder of Series D Preferred Stock has received written notice of such transaction at least thirty (30) days prior thereto, but in no event later than ten (10) days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and
(ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this Paragraph C. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series D Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         D. Adjustment Due to Distribution. If at any time after the First Closing Date the

Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase,

by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then effective upon the date of record for determining shareholders entitled to such Distribution, the Fixed Conversion Price then in effect shall be reduced by the fair market value of the assets distributable or distributed in such Distribution with respect to each share of Common Stock then outstanding. For purposes of determining the fair market value of any assets to be so distributed, the fair market value of any cash to be distributed shall be the amount of such cash and the fair market value of any other assets to be so distributed shall be determined by an expert of national reputation in appraising the value of assets of the type so distributed, which expert shall be selected by the Company and be reasonably acceptable to holders holding a majority of the shares of Series D Preferred Stock then outstanding, with the costs of such expert to be borne by the Company.

         E. Purchase Rights. If at any time after the First Closing Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series D Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series D Preferred Stock (without giving effect to the limitations contained in Section IV.C) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         F. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section XI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series D Preferred Stock.

                             XII.  VOTING RIGHTS

         The holders of the Series D Preferred Stock have no voting power whatsoever, except as otherwise provided by the New York Business Corporation Law (the "Business Corporation Law"), in this Section XII and in Section XIII below.

         Notwithstanding the above, the Corporation shall provide each holder of Series D Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). If the Corporation takes a record of its shareholders for the purpose of determining shareholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the Business Corporation Law the vote of the holders of the Series D Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series D Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series D Preferred Stock (except as otherwise may be required under the Business Corporation Law) shall constitute the approval of such action by the class. To the extent that under the Business Corporation Law holders of the Series D Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series D Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (without giving effect to the limitations contained in Section IV.C) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.

                         XIII.  PROTECTION PROVISIONS

         So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock:

                  (a) alter or change the rights, preferences or privileges of the Series D Preferred Stock;

                  (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series D Preferred Stock;

                  (c) create any new class or series of capital stock having a preference over the Series D Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Section IX hereof, "Senior Securities");

                  (d) create any new class or series of capital stock ranking pari passu with the Series D Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Section IX hereof, "Pari Passu Securities") other than Permitted Pari Passu Securities;

                  (e) increase the authorized number of shares of Series D Preferred Stock;

                  (f) issue any shares of Series D Preferred Stock other than pursuant to the Securities Purchase Agreement; or

                  (g) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities other than (i) redemptions of 1992 Preferred Stock at the liquidation value thereof, (ii) redemptions of convertible Junior Securities which may not be converted because of limitations imposed by the principal securities exchange or interdealer quotation system on which the Corporation's Common Stock is listed or traded; (iii) redemptions of any convertible Junior Security if such Junior Security becomes convertible at a price less than or equal to fifty percent (50%) of the Closing Bid Price of the Corporation's Common Stock on the date of issuance of such security; (iv) dividends on the 1992 Preferred Stock and Series C Preferred Stock in accordance with the terms of such preferred stock as in effect on May 8, 1997 and (v) dividends on preferred stock of the Corporation hereafter created at an annual rate on the purchase price paid to the Corporation therefor not to exceed six percent (6%).

         If holders of at least a majority of the then outstanding shares of Series D Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock pursuant to subsection (a) above, then the Corporation shall deliver notice of such approved change to the holders of the Series D Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right, for a period of thirty (30) days, to convert pursuant to the terms of this Article Sixteenth as they existed prior to such alteration or change or to continue to hold their shares of Series D Preferred Stock.

                             XIV.  MISCELLANEOUS

         A. Cancellation of Series D Preferred Stock. If any shares of Series D Preferred Stock are converted pursuant to Section IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series D Preferred Stock.

         B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and
(ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series D Preferred Stock.

         C. Allocations of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series D Preferred Stock based on the number of shares of Series D Preferred Stock issued to each holder. Each increase to the Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series D Preferred Stock based on the number of shares of Series D Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series D Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series D Preferred Stock shall be allocated to the remaining holders of shares of Series D Preferred Stock, pro rata based on the number of shares of Series D Preferred Stock then held by such holders.

         D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter so long as any shares of Series D Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Series D Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series D Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series D Preferred Stock as of the end of such quarter, and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series D Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall deliver the report for each quarter to each holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, within fifteen (15) days after delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) (iv) of this Paragraph D as of the date of such request.

         E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Article Sixteenth (as a Conversion Default Payment, upon redemption or otherwise), such cash payment shall be made to the holder within five (5) business days after delivery by such holder of a notice specifying that the holder elects to receive such

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payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five (5) business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

         F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series D Preferred Stock, the shares covered thereby shall be deemed converted into shares of Common Stock and the holder's rights as a holder of such converted shares of Series D Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Article Sixteenth. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series D Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock) the holder shall regain the rights of a holder of Series D Preferred Stock with respect to such unconverted shares of Series D Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section VI.A to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section VI.B) for the Corporation's failure to convert Series D Preferred Stock.

         G. Remedies Cumulative. The remedies provided in this Article Sixteenth shall be cumulative and in addition to all other remedies available under this Article Sixteenth, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the

Corporation to comply with the terms of this Article Sixteenth. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series D Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, the holders of Series D Preferred Stock shall be entitled, in addition to all other available remedies,
(i) to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required and (ii) reimbursement for all cost and expenses (including legal fees) related to enforcing their rights hereunder.

         4. This amendment was adopted by the Board of Directors under the authority of Section 502 of the Business Corporation law.

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         IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under penalties of perjury this 8th day of May, 1997.

                                            By:
                                               -------------------------------
                                                Name: Benjamin T. Sporn
                                                Title: Vice President

                                            By:
                                               -------------------------------
                                                Name: Oscar D. Folger
                                                Title: Assistant Secretary




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